EXHIBIT 4.1

GAS TRANSMISSION NORTHWEST CORPORATION

AMENDMENT TO

NOTE PURCHASE AGREEMENT

DATED AS OF JULY 12, 2004

$100,000,000 6.62% SENIOR NOTES DUE JUNE 6, 2012

GAS TRANSMISSION NORTHWEST CORPORATION

$100,000,000 6.62% SENIOR NOTES DUE JUNE 6, 2012

AMENDMENT TO

NOTE PURCHASE AGREEMENT

As of July 12, 2004

To Each of the Holders on the

    Attached Distribution List:

Ladies and Gentlemen:

GAS TRANSMISSION NORTHWEST CORPORATION, a California corporation (together with its successors and assigns, the “Company”), agrees with each of the Persons identified as a Holder on the signature pages hereof (collectively, the “Holders”).

RECITALS:

A. The Company has entered into separate Note Purchase Agreements, each dated as of June 6, 2002 (collectively, as amended and as in effect immediately prior to the effectiveness of the amendments provided for by this Agreement, the “Existing Note Purchase Agreement,” and, as amended by this Agreement, the “Amended Note Purchase Agreement”), with each of the purchasers listed on Schedule A to each such Note Purchase Agreement, pursuant to which the Company issued and sold an aggregate principal amount of $100,000,000 of the Company’s 6.62% Senior Notes due June 6, 2012 (collectively, as amended from time to time, the “Notes”; the Notes as amended hereby, taken together with the Amended Note Purchase Agreement, are herein referred to as the “Amended Financing Documents”). All of the Notes are outstanding as of the date of this Agreement. The Holders, taken together, hold all of the outstanding Notes.

B. Capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Amended Note Purchase Agreement.

C. The Company has requested that the Holders agree to, among other things, (i) amend certain provisions of the Existing Note Purchase Agreement, (ii) provide a waiver of compliance with respect to certain terms of the Existing Note Purchase Agreement and (iii) release certain claims or potential claims that are or may be held by the Holders.

D. Subject to the terms and conditions set forth in this Agreement, the Company and the Holders are willing to agree to amend the Existing Note Purchase Agreement, to provide for the waiver of compliance with respect to certain terms of the Existing Note Purchase Agreement, and to agree to release certain claims or potential claims that are or may be held by the Holders, all in the manner specified on certain Exhibits hereto and as more particularly set forth herein.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

1.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Holders to enter into this Agreement and to consent to the Amendments, Waivers and Releases, the Company represents and warrants, as of the date hereof and as of the Effective Date (defined below), as follows:

1.1 Organization, Existence and Authority. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Amended Financing Documents.

1.2 Litigation. There are no proceedings pending against, or, to the knowledge of the Company, threatened against, or affecting, the Company, any Subsidiary or any of their respective Properties in any court or before any governmental authority or arbitration board or tribunal that, either individually or in the aggregate, materially conflict with or materially interfere with the ability of the Company to execute and deliver this Agreement and to perform its obligations under each of the Amended Financing Documents.

1.3 Authorization, Execution and Enforceability. The execution and delivery by the Company of this Agreement and the performance of its obligations under the Amended Financing Documents have been duly authorized by all necessary action on the part of the Company. Each of the Amended Financing Documents constitutes a valid and binding obligation of the Company, enforceable in accordance with its respective terms, except that the enforceability thereof may be:

(a) limited by bankruptcy, insolvency or other similar laws affecting the enforceability of creditors’ rights generally; and

(b) subject to the availability of equitable remedies.

1.4 No Conflicts, etc. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under each of the Amended Financing Documents do not conflict with, result in any breach of any of the provisions of, constitute a default under, or violate or result in the creation of any Lien upon any Property of the Company or any Subsidiary under the provisions of:

(a) any charter document, agreement with shareholders, or bylaws of the Company or any Subsidiary;

(b) any agreement, instrument, or conveyance by which the Company or any Subsidiary or any of their respective Properties may be bound or affected; or

(c) any statute, rule or regulation or any order, judgment or award of any court, tribunal or arbitrator by which the Company or any Subsidiary or any of their respective Properties may be bound or affected.

1.5 Governmental Consent. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations under each of the Amended Financing Documents do not require any consents, approvals, or authorizations of, or filings, registrations, or qualifications with, any governmental authority on the part of the Company or any Subsidiary under the circumstances and conditions contemplated by this Agreement or each of the Amended Financing Documents.

1.6 Compliance with Law. Neither the Company nor any Subsidiary:

(a) is in violation of any law, ordinance, governmental rule or regulation to which it is subject; or

(b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its Property or to the conduct of its business;

which violation or failure to obtain might have, either individually or in the aggregate, a material adverse effect on the ability of the Company to perform any of its obligations set forth in the Amended Financing Documents.

1.7 Existence of Defaults. After giving effect to the waivers represented by the Amendments, Waivers, and Releases, no condition exists that would constitute a Default or an Event of Default under the Amended Note Purchase Agreement.

1.8 Disclosure. Neither this Agreement nor any written statement furnished by the Company to the Holders in connection herewith contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact that the Company has not disclosed to each Holder in writing that has had or, so far as the Company can now reasonably foresee, could reasonably be expected to have a material adverse effect on the ability of the Company to perform any of its obligations set forth in the Amended Financing Documents.

1.9 Guaranties and Other Debt. Annex 2 sets forth an accurate, complete and correct list of all outstanding Guaranties issued by the Company or as to which the Company is obligated, and includes the face amount of all Guaranties and similar obligations, of the Company and its Subsidiaries as of the date hereof. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or such Subsidiary and no event or condition exists with respect to any Debt of the Company or any Subsidiary the outstanding principal amount of which exceeds $5,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

2.	AMENDMENTS AND WAIVERS WITH RESPECT TO EXISTING NOTE PURCHASE AGREEMENT AND RELEASES; AFFIRMATION.

2.1 Amendments, Waivers, and Releases with respect to Existing Note Purchase Agreement. The Company and, subject to the satisfaction of the conditions set forth in Section 3 hereof, the Holders, each hereby consent and agree that:

(a) the Existing Note Purchase Agreement is hereby amended in the manner specified in Exhibit Al to this Agreement;

(b) compliance with certain provisions of the Existing Note Purchase Agreement and the Amended Note Purchase Agreement is hereby waived to the extent specified in Exhibit A2 to this Agreement; and

(c) the releases set forth on Exhibit A3 to this Agreement shall be in full force and effect;

(collectively, such amendments, waivers and releases provided for in such Exhibits are herein referred to as the “Amendments, Waivers, and Releases”).

2.2 Affirmation of Obligations under Amended Note Purchase Agreements and Notes. The Company hereby acknowledges and affirms all of its obligations under the terms of the Amended Note Purchase Agreement and the Notes.

3.	CONDITIONS TO EFFECTIVENESS OF AMENDMENTS, WAIVERS AND RELEASES.

The Amendments, Waivers, and Releases shall not become effective unless all of the following conditions precedent shall have been satisfied in full on or before 5:00 p.m. (Atlanta, Georgia time) on July 16, 2004 (the date of such satisfaction being herein referred to as the “Effective Date”):

3.1 Execution and Delivery of this Agreement. The Company shall have executed and delivered to each of the Holders an original counterpart of this Agreement, and each of the Holders shall have executed and delivered to the Company an original counterpart of this Agreement.

3.2 No Defaults; Warranties and Representations True. After giving effect to the Amendments, Waivers, and Releases, no Default or Event of Default shall exist, the warranties and representations set forth in Section 1 hereof shall be true and correct on the Effective Date, and the Holders shall have received a certificate, dated as of the Effective Date and signed by a Responsible Officer of the Company, to such effect and certifying that all of the conditions specified in this Section 3 have been satisfied.

3.3 Authorization of Transactions. The Company shall have authorized, by all necessary corporate action, the Company’s execution and delivery of this Agreement and the performance of all obligations, satisfaction of all conditions pursuant to this Section 3, and the consummation of all transactions contemplated by this Agreement and the Amended Financing Documents.

3.4 Expenses. The Company shall have paid all reasonable costs and expenses of the Holders invoiced to the Company prior to such date relating to this Agreement subject to and in accordance with Section 4.1 hereof.

3.5 Initial Restructuring Fee. The Company shall have paid the Initial Restructuring Fee ratably to the Holders in accordance with Section 4.2 hereof.

4.	CERTAIN EXPENSE OBLIGATIONS AND FEES PAYABLE BY THE COMPANY.

4.1 Legal Fees and Expenses. The Company will pay, promptly upon receipt (and in any event within 14 days), the statement or statements of Bingham McCutchen LLP, counsel to certain of the Holders, for the reasonable fees, expenses and costs relating to the analysis, negotiation and documentation of the matters addressed hereby, up to a maximum of $175,000.

4.2 Initial Restructuring Fee. In consideration of the Holders’ agreements with respect to the Amendments, Waivers and Releasees as contained herein, the Company agrees to pay to the Holders a restructuring fee in the aggregate amount of $1,000,000, payable ratably based on the principal amount of the Notes held by each Holder on the date hereof (the “Initial Restructuring Fee”). Such payment shall be made in immediately available funds via federal funds wire transfer to the account set forth for each Holder on Annex 1 hereto. For the avoidance of doubt, the payment of such fee shall not be deemed to be payment of principal or interest with respect to the Notes.

4.3 Supplemental Restructuring Fee. Unless an Acceptable Transaction shall have contemporaneously or previously occurred, then on the earliest date on which any of the following occurs (the “Event Date”):

(a) an Event of Default occurs after the date hereof, which Event of Default is either not capable of cure, or is capable of cure but is not cured within 30 days of the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving a written notice of such default from any holder of a Note;

(b) a material breach by the Company or a Subsidiary of the terms of this Agreement or the Amendments, including without limitation the failure of the Company to pay the amounts set forth in Section 4.1 and Section 4.2 hereof;

(c) other than pursuant to an Acceptable Transaction, the sale or transfer of all or substantially all of the common stock or assets of the Company, or a merger or other business combination with respect thereto (including a binding written commitment with respect to such sale or combination, or approval of such sale or combination by the United States Bankruptcy Court for the District of Maryland or by another court of competent jurisdiction); and

(d) January 1, 2005,

the Company shall become obligated to pay to the Persons holding Notes on the Event Date a restructuring fee in the aggregate amount of $2,000,000, payable ratably based on the principal amount of Notes held by each such holder on the Event Date. Such payment shall be made no later than 15 days after the Event Date, in immediately available funds via federal funds wire transfer to the account of each such holder provided by such holder to the Company. On or within 3 Business Days of the Event Date, the Company shall provide to each holder of Notes written notice of the event giving rise to such Event Date and the date of such Event Date, together with the date set for payment of the fee provided hereby with respect to such Event Date. For the avoidance of doubt, the payment of such fee shall not be deemed to be payment of principal or interest with respect to the Notes.

As used herein, the term “Acceptable Transaction” means the sale or transfer of all or substantially all of the common stock or assets of the Company, or a merger or other business combination with respect thereto, as to which any Relevant Credit Party has (i) a long-term senior unsecured debt rating of at least “BBB+” provided by Standard & Poor’s Corporation or at least “Baal” provided by Moody’s Investors Services, or (ii) is judged by the Required Holders, in their reasonable discretion, to have a creditworthiness equal to or in excess of the level that would be indicated by such a debt rating. For the avoidance of doubt, the entry into a binding written commitment with respect to any such sale or combination that would otherwise constitute an Acceptable Transaction, or the approval of any such sale or combination that would otherwise constitute an Acceptable Transaction by the United States Bankruptcy Court for the District of Maryland or by another court of competent jurisdiction, in either case shall be deemed to constitute an Acceptable Transaction if such sale or combination shall ultimately be consummated and closed on or before December 31, 2004, and otherwise an Event Date shall be deemed to have occurred on December 31, 2004. For the further avoidance of doubt, the consummation of either (i) the transactions contemplated by the Stock Purchase Agreement by and among National Energy & Gas Transmission, Inc., Gas Transmission Corporation, GTN Holdings LLC and TransCanada Corporation, TransCanada Pipeline USA Ltd. and TransCanada American Investments Ltd. dated as of February 24, 2004 (as amended up to and including the date hereof, the “SPA”) or (ii) the transactions contemplated by the SPA as amended by Exhibit 7.17(c) to the SPA, shall be deemed to constitute an Acceptable Transaction.

As used herein, the term “Relevant Credit Party” means, with respect to any sale, merger or combination transaction or prospective transaction, (x) the purchaser or merger party surviving such transaction, (y) the ultimate parent company that owns and controls the purchaser or merger party surviving such transaction, or (z) the Company.

5.	MISCELLANEOUS.

5.1 Governing Law. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT EXCLUDING CHOICE OF LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE).

5.2 Duplicate Originals. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement may be executed in one or more counterparts and shall be effective when at least one counterpart shall have been executed by each party hereto, and each set of counterparts that, collectively, show execution by each party hereto shall constitute one duplicate original.

5.3 Waivers and Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

5.4 Section Headings. The titles of the Sections hereof appear as a matter of convenience only, do not constitute a part of this Agreement, and shall not affect the construction hereof.

5.5 Survival. All warranties, representations, certifications, and covenants made by the Company in this Agreement and in each of the Amended Financing Documents or in any certificate or other instrument delivered pursuant to this Agreement or any of the Amended Financing Documents shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by or on behalf of the Holders. All statements in any such certificate or other instrument shall constitute warranties and representations of the Company under this Agreement or such Amended Financing Document.

5.6 Time of Essence. Time is and shall be of the essence in the satisfaction of all the conditions set forth in Section 3 of this Agreement.

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Holder:

[NAME OF HOLDER]

By

Name:

Title:

Holder:

[NAME OF HOLDER]

By

Name:

Title:

ANNEX 1 - PAYMENT INSTRUCTIONS FOR

INITIAL RESTRUCTURING FEE

To each Holder in the following amounts:

Noteholder	Note	Ratable Portion of Fee
ING Life Insurance and Annuity Company	R-l	$400,000.00

Golden American Life Insurance Company	R-2	$150,000.00

ReliaStar Life Insurance Company	R-3	$140,000.00

ReliaStar Life Insurance Company	R-4	$10,000.00

MONY Life Insurance Company	R-5	$200,000.00

American United Life Insurance Company	R-6	$40,000.00

Pioneer Mutual Life Insurance Company	R-7	$5,000.00

The State Life Insurance Company	R-8	$5,000.00

Modern Woodmen of America	R-9	$50,000.00

Total:		$1,000,000.00

in each case using the account information most recently provided to the Company for the receipt of payments of interest with respect to the Notes, with such payment to be identified as payment of the Initial Restructuring Fee.

ANNEX 2 - DISCLOSURES

1. Guarantee by PG&E Energy Trading Holdings Corporation, PG&E National Energy Group, Inc., and the Company, in favor of BP Energy Company, BP Amoco Corporation, BP Canada Energy Marketing Corporation and BP Canada Energy Company, dated March 26, 2001 and amended by the First Amendment dated July 22, 2002. Full Face Amount of Guarantee $40,000,000.

2. Guarantee by PG&E Corporation, in favor of El Paso Natural Gas Company, Tennessee Gas Pipeline Company, Midwestern Gas Transmission Company, Mohave Pipeline Company, El Paso Field Services, dated April 26, 1999, as amended by the First Amendment to the Guarantee, dated August 19, 2002. Assigned to the Company in the Assignment and Assumption Agreement between the Company and PG&E Corporation, dated December 28, 2000. Full Face Amount of Guarantee $12,000,000.

3. Guarantee by PG&E Corporation, in favor of Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company, dated August 31, 2000, as amended by the Second Amendment, dated March 1, 2002. Assigned to the Company in the Assignment and Assumption Agreement, between the Company and PG&E Corporation, dated January 19, 2001. Full Face Amount of Guarantee $5,000,000.

4. Guarantee by PG&E Corporation in favor of J. Aron & Company, dated November 7, 1998, as amended by the First Amendment, dated August 1, 2000, and the Second Amendment, dated September 8, 2000. Assigned to the Company in the Assignment and Assumption Agreement, between the Company and PG&E Corporation, dated January 3, 2001. Full Face Amount of Guarantee $25,000,000.

5. Guarantee by the Company in favor of Liberty Electric Power, LLC, dated February 6, 2001. Consent and Agreement between the Company, Liberty Electric Power, LLC and The Chase Manhattan Bank, dated February 6, 2001. Full Face Amount of Guarantee $140,000,000.

6. Guarantee by the Company, in favor of RAMCO, Inc., dated April 5, 2002. (Escondido). Full Face Amount of Guarantee $4,857,600.

7. Guarantee by PG&E Corporation, in favor of Southern Company Energy Marketing L.P. (name change to: Mirant Americas Energy Marketing LP), dated January 23, 1999, as amended by the First Amendment, dated January 5, 2001. Assigned to the Company in the Assignment and Assumption Agreement, between PG&E Corporation and the Company, dated December 28, 2000. Full Face Amount of Guarantee $20,000,000.

EXHIBIT A1

AMENDMENTS TO THE

EXISTING NOTE PURCHASE AGREEMENT

1.	Section 9 of the Existing Note Purchase Agreement is hereby amended by adding the following new Section 9.6:

“9.6 Most Favored Lender.

If, prior to or simultaneous with the consummation of an Acceptable Sale Transaction, the Company enters into, assumes or otherwise is or becomes bound or obligated under, or agrees to the modification of, one or more negative covenants, financial covenants, or events of default, or provides a more favorable or more stringent representation or warranty, in any agreement or instrument of the Company providing for the incurrence of or otherwise governing indebtedness in an amount in excess of $5,000,000 (each herein referred to as a “Material Debt Document”) that is more favorable to the creditors in respect of such Material Debt Document than are the negative covenants, financial covenants, events of default, representations, or warranties in this Agreement, this Agreement shall, without any further action on the part of the Company or any holder of a Note, be deemed to be amended automatically to include each such more favorable or more stringent provision. No modification or amendment of, or inclusion within, any Material Debt Document that results in any negative or financial covenant or event of default becoming less restrictive or less stringent shall be effective as a modification, amendment, or waiver under this Agreement. The Company further covenants and agrees to promptly execute and deliver at its expense an amendment to this Agreement in form and substance satisfactory to you to reflect such amendment, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section. For the avoidance of doubt, other than in respect of Material Debt Documents entered into prior to or simultaneous with the consummation of an Acceptable Sale Transaction, this Section 9.6 shall terminate and cease to be effective from and after the consummation of an Acceptable Sale Transaction.”

2.	Section 10 of the Existing Note Purchase Agreement is hereby amended by adding the following new Section 10.5:

“10.5 Restrictions on Transfers.

Until the earlier of: (a) the consummation of an Acceptable Sale Transaction and (b) the date on which the Liberty Claims are fully and finally resolved (whether by payment in part or in full, or by compromise or release, in any event accompanied by a written agreement releasing the Company from any further obligation or liability with respect to the Liberty Claims), the Company shall not make any Prohibited Transfer; provided, however, that such restriction shall not apply to a Transfer of equity interests or non-cash assets of North Baja Pipeline, LLC.; provided, further, however, that in connection with the consummation of an Acceptable Sale Transaction, immediately prior to such consummation the Company shall be entitled to dividend such amount of cash as is (i) requested in writing by the purchaser in connection with such Acceptable Sale Transaction; and (ii) permitted by law.

3.	Schedule B of the Existing Note Purchase Agreement is hereby amended by adding the following definitions to read in their entirety as follows:

“Acceptable Sale Transaction” means the sale or transfer of all or substantially all of the common stock or assets of the Company, or a merger or other business combination with respect thereto, as to which any Relevant Credit Party has (i) a long-term senior unsecured debt rating of at least “BBB+” provided by Standard & Poor’s Corporation or at least “Baal” provided by Moody’s Investors Services, or (ii) is judged by the Required Holders, in their sole discretion, to have a creditworthiness equal to or in excess of the level that would be indicated by such a debt rating. For the avoidance of doubt, the consummation of either (i) the transactions contemplated by the Stock Purchase Agreement by and among National Energy & Gas Transmission, Inc., Gas Transmission Corporation, GTN Holdings LLC and TransCanada Corporation, TransCanada Pipeline USA Ltd. and TransCanada American Investments Ltd. dated as of February 24, 2004 (as amended up to and including the date hereof, the “SPA”) or (ii) the transactions contemplated by the SPA as amended by Exhibit 7.17(c) to the SPA, shall be deemed to constitute an Acceptable Sale Transaction.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

“Liberty Claims” means any claim held by or on behalf of Liberty Electric Power, LLC against the Company pursuant to or in connection with that certain Guaranty Agreement, dated February 6, 2001.

“Material Debt Document” is defined in Section 9.6.”

“Prohibited Transfer” means:

(a) the payment by the Company of any dividend, either cash or non-cash;

(b) the payment or other Transfer of cash or cash equivalents by the Company to any Affiliate that is not a wholly-owned Subsidiary of the Company other than by way of a dividend, including, without limitation, by way of investment in or loan to such Affiliate, provided that the Company may make payments or other Transfers of cash to Affiliates in the ordinary course of the Company’s business to satisfy the Company’s obligation, in accordance with the Company’s established historical practices consistently adhered to, to share overhead costs with such Affiliate;

(c) the Transfer by the Company of any non-cash asset to or for the direct or indirect benefit of any Affiliate that is not a wholly-owned Subsidiary of the Company;

(d) the execution and delivery of any Guaranty by the Company to or for the direct or indirect benefit of any Affiliate that is not a wholly-owned Subsidiary of the Company;

(e) the granting of any Lien on the property of the Company to or for the direct or indirect benefit of any Affiliate that is not a wholly-owned Subsidiary of the Company;

(f) the provision of any other form of credit support by the Company for the direct or indirect benefit of any Affiliate that is not a wholly-owned Subsidiary of the Company; or

(g) the entrance by the Company, either directly or indirectly, into any transaction with any Affiliate that is not a wholly-owned Subsidiary of the Company except in the ordinary course and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

“Relevant Credit Party” means, with respect to any sale, merger or combination transaction or prospective transaction, (x) the purchaser or merger party surviving such transaction, (y) the ultimate parent company that owns and controls the purchaser or merger party surviving such transaction, or (z) the Company.

EXHIBIT A2

WAIVERS

Section 5.3, Section 5.5 and Section 5.15, in each case with respect to the adequacy of disclosure with respect to the Guaranty Agreement dated February 6, 2001 relating to Liberty Electric Power, LLC.

EXHIBIT A3

RELEASES

1.	RELEASE OF THE NOTEHOLDERS

GAS TRANSMISSION NORTHWEST CORPORATION, for itself and all of its predecessors, successors and assigns, together with each of its subsidiaries and affiliates (collectively, the “Releasor”), does hereby, forever release, remise, and discharge each of ING LIFE INSURANCE AND ANNUITY COMPANY, GOLDEN AMERICAN LIFE INSURANCE COMPANY, RELIASTAR LIFE INSURANCE COMPANY, MONY LIFE INSURANCE COMPANY, AMERICAN UNITED LIFE INSURANCE COMPANY, PIONEER MUTUAL LIFE INSURANCE COMPANY, THE STATE LIFE INSURANCE COMPANY, and MODERN WOODMEN OF AMERICA and all of their respective personal representatives, predecessors, successors, assigns, officers, managers, directors, partners, trustees, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (collectively, the “Releasees”) from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights of recoupment, rights, actions and causes of action of any nature whatsoever, including without limitation, all claims, demands, and causes of action for so called “lender liability”, whether arising at law or in equity (including, without limitation, claims of fraud, duress, mistake, tortious interference, usury, negligence or fraud in rates and methods used to compute interest), whether presently possessed or possessed in the future, whether known or unknown, suspected or unsuspected, whether in contract or in tort, whether liability be direct or indirect, liquidated or unliquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any act, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done, omitted or suffered to be done by the Releasees, which has occurred in whole or in part, or was initiated at any time from the beginning of time up to and immediately preceding the moment of the execution of this release arising out of or related in any way to: (a) that Note Purchase Agreement dated June 6, 2002 among the Releasors and the Releasees and all documents relating thereto or executed in connection therewith (collectively, the “Transaction Documents”), (b) any action, inaction or omission by any of the Releasees in connection with the Transaction

Documents or the administration thereof and (c) the bankruptcy or insolvency of any affiliate of the Releasor. In addition, the Releasor agrees and covenants not to commence, join in, assist, prosecute or participate in any suit or other proceeding against any Releasee relating directly or indirectly to any of the foregoing matters or otherwise contrary to the provisions set forth above.

2.	RELEASE OF GTN

Each of ING LIFE INSURANCE AND ANNUITY COMPANY, GOLDEN AMERICAN LIFE INSURANCE COMPANY, RELIASTAR LIFE INSURANCE COMPANY, MONY LIFE INSURANCE COMPANY, AMERICAN UNITED LIFE INSURANCE COMPANY, PIONEER MUTUAL LIFE INSURANCE COMPANY, THE STATE LIFE INSURANCE COMPANY, and MODERN WOODMEN OF AMERICA, for itself and all of its predecessors, successors and assigns, (collectively, the “Releasors”), do hereby, forever release, remise, and discharge GAS TRANSMISSION NORTHWEST CORPORATION (“GTN”), and all of its personal representatives, predecessors, successors, assigns, officers, managers, directors, partners, trustees, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (collectively, the “Releasees”) from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights of recoupment, rights, actions and causes of action of any nature whatsoever, whether presently possessed or possessed in the future, whether known or unknown, suspected or unsuspected, whether in contract or in tort, whether liability be direct or indirect, liquidated or unliquidated, whether presently accrued or to accrue hereafter, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted, for or because of or as a result of any act, omission, communication, transaction, occurrence, representation, promise, damage, breach of contract, fraud, violation of any statute or law, commission of any tort, or any other matter whatsoever or thing done, omitted or suffered to be done by the Releasees, which has occurred in whole or in part, or was initiated at any time from the beginning of time up to and immediately preceding the moment of the execution of this release arising out of or related in any way to (a) the disclosure or non-disclosure of the guarantee by GTN of the obligations of PG&E Energy Trading-Power, L.P. in favor of Liberty Electric Power, LLC as provided in the Guaranty Agreement dated as of February 6, 2001, and the disclosure or non-disclosure of the guarantee by GTN of the obligations of any other Person, to the extent such guarantee was required to be and was not disclosed by GTN in connection with GTN’s entry into those certain Note Purchase Agreements (the “Note Purchase Agreements”), each dated as of June 6, 2002, between GTN and each of the Releasors, and (b) the rights of the Releasors against GTN that might arise under such Note Purchase Agreements solely due to and related to bankruptcy filings by any affiliates of GTN. For the avoidance of doubt, the release, remise and discharge provided hereby shall not release GTN from any other obligation or liability under or with respect to the Note Purchase Agreements or any notes issued thereunder, all of which shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by a duly authorized officer or agent thereof.

Company:

GAS TRANSMISSION NORTHWEST CORPORATION

By
Name:
Title: